EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF CERTIFICATION OF INCORPORATION
OF
CWS Marketing & Finance Group Inc

CWS Marketing & Finance Group Inc, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of CWS Marketing & Finance Group Inc resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended said Article shall be and read as follows:

FIRST: The name of the corporation is: Ontarget360 Group Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said CWS Marketing & Finance Group Inc has caused this certificate to be signed by its Authorized Officer this 4th day of January, 2012.

BY:	/s/ William Schloth	-Signature

Name:	William Schloth	-please print

Title:	CFO	-please print